As filed with the Securities and Exchange Commission on March 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Toronto-Dominion Bank

(Exact name of registrant as specified in its charter)

Canada	13-5640479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2, Canada

(416) 982-8222

(Address, including zip code, of principal executive offices)

TD 401(k) Retirement Plan

(Full title of the plan)

Glenn Gibson

The Toronto-Dominion Bank

1 Vanderbilt Avenue

New York, NY 10017

(212) 827-7000

(Name, address and telephone number, including area code, of agent for service of process)

Please send copies of all communications to:

Norie C. Campbell, Esq. Group Head and General Counsel The Toronto-Dominion Bank TD Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2, Canada (416) 308-6963	Lesley Peng, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the TD 401(k) Retirement Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by The Toronto-Dominion Bank (the “Bank”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(i)	the Bank’s Annual Report on Form 40-F for the year ended October 31, 2021, filed with the Commission on December 2, 2021;

(ii)

the Bank’s Reports on Form 6-K, including exhibits, dated December 2, 2021 (related to the fourth quarter 2021 earnings coverage, excluding Exhibit 99.2, Exhibit 99.3, Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6 thereto), December 2, 2021 (related to the Bank’s plan to repurchase for cancellation up to 50 million of common shares), December  13, 2021, January 7, 2022, January  12, 2022, March 1, 2022 and March 3, 2022; and

(iii)

the description of common shares, without par value, of the Bank (“Common Shares”) contained in the Bank’s Registration Statement on Form 8-A filed with the Commission on August 22, 1996, including all amendments or reports filed for the purpose of updating such description.*

*	Paper filing.

All documents that the Bank subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (including any portions of the Bank’s Reports on Form 6-K that are identified in such reports as being incorporated by reference herein) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification

Under the Bank Act, the Bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, except in respect of an action by or on behalf of the Bank to procure a judgment in its favor, the Bank may indemnify a director or officer, a former director or officer or a person who acts or acted at the Bank’s request as a director or officer of or in a similar capacity for another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding to which he or she is involved by reason of being or having been associated with the Bank or the entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of the Bank or the other entity, as the case may be, and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

These individuals are entitled to an indemnity from the Bank if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. The Bank may also advance amounts to the director, officer or other person for the costs, charges and expenses of a proceeding referred to above, provided such amounts are repaid if the conditions set out in (1) and (2) above are not satisfied. The Bank may, with the approval of a court, also indemnify or advance funds to that person regarding an action by or on behalf of the Bank to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

The Bank’s by-laws provide that subject to the limitations contained in the Bank Act, but without limit to the right of the Bank to indemnify or advance funds to any person under the Bank Act or otherwise, the Bank will indemnify a director or officer or a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer or in a similar capacity for another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of that association with the Bank or other entity if: (i) such person acted honestly and in good faith with a view to the best interests, as the case may be, of the Bank or the other entity, for which they acted at the Bank’s request as a director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws.

The Bank maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Bank and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	By-laws of The Toronto-Dominion Bank (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-3 filed on June 18, 2019 (File No. 333-231751)).

4.2*	TD 401(k) Retirement Plan.

4.3*	Amendment No. 1 to the TD 401(k) Retirement Plan.

4.4*	Amendment No. 2 to the TD 401(k) Retirement Plan.

5.1*	Opinion of McCarthy Tétrault LLP, Canadian counsel for the registrant.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1 above).

24.1*	Power of Attorney (included in the signature page hereto).

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), The Toronto-Dominion Bank certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on March 4, 2022.

THE TORONTO-DOMINION BANK

By:	/s/ Norie C. Campbell
Name: Norie C. Campbell
Title: Group Head and General Counsel

POWER OF ATTORNEY

Each of the registrant and each director or officer of the registrant whose individual signature appears below hereby appoints Kelvin Tran, Kenn Lalonde and Barbara Hooper and each of them, any of whom may act without the joinder of the others, as the true and lawful attorney-in-fact and agent of the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and, in connection with any registration of additional securities, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated in the City of Toronto, Province of Ontario, Canada, on March 4, 2022.

Signature	Title

/s/ Bharat B. Masrani (Bharat B. Masrani)	Group President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kelvin Tran (Kelvin Tran)	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Salma Salman (Salma Salman)	Chief Accountant and Senior Vice President, Finance (Principal Accounting Officer)

/s/ Brian M. Levitt (Brian M. Levitt)	Chairman of the Board

/s/ Cherie L. Brant (Cherie L. Brant)	Director

/s/ Amy W. Brinkley (Amy W. Brinkley)	Director

/s/ Brian C. Ferguson (Brian C. Ferguson)	Director

/s/ Colleen A. Goggins (Colleen A. Goggins)	Director

/s/ Jean-René Halde (Jean-René Halde)	Director

/s/ David E. Kepler (David E. Kepler)	Director

/s/ Alan N. MacGibbon (Alan N. MacGibbon )	Director

/s/ Karen E. Maidment (Karen E. Maidment)	Director

/s/ Irene R. Miller (Irene R. Miller)	Director

/s/ Nadir H. Mohamed (Nadir H. Mohamed)	Director

/s/ Claude Mongeau (Claude Mongeau)	Director

/s/ Joe Natale (Joe Natale)	Director

/s/ S. Jane Rowe (S. Jane Rowe)	Director

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada on March 4, 2022.

TD 401(K) RETIREMENT PLAN

/s/ Kathleen G. Harmon
Kathleen G. Harmon
Plan Administrator

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of The Toronto-Dominion Bank in the City of Toronto, Ontario, Canada on March 4, 2022.

By:	/s/ Glenn Gibson
Name: Glenn Gibson,
Title: Authorized Representative in the United States